EXHIBIT 99.1


COMPANY PRESS RELEASE

CALIFORNIA PUBLIC UTILITIES COMMISSION RULES ON
RECIPROCAL COMPENSATION

ENGLEWOOD, Colo., Sept. 21, 1999--On September 16, 1999, the
California Public Utility Commission (CPUC) rendered a decision in the arbitration of a new interconnection agreement between Pacific Bell and MFS/WorldCom. In this case, the CPUC ruled only against competitive local exchange carrier MFS's argument that it should be allowed to charge reciprocal compensation rates for tandem switching and common transport while preserving the end office element. In keeping with the FCC's February 1999 ruling, and consistent with many other state public utility commissions, the CPUC reaffirmed its interpretation of Internet service provider-bound traffic as subject to reciprocal compensation end office switching rates.

Based on the CPUC's decision, ICG Communications, Inc., today announced it believes the collection of certain receivables for tandem switching and common transport rate elements previously billed to Regional Bell Operating Companies may be uncollectible. Because some state regulators might adopt reasoning similar to California, ICG has included receivables from other states. Accordingly, ICG believes that its third quarter results may include a provision of approximately $50 million for these potentially uncollectible receivables which represent approximately 37 percent of ICG's cumulative reciprocal compensation revenue through second quarter 1999. ICG will continue to pursue collection of these receivables, despite any provision.

"Although we wish the decision would have included the transportion and tandem rate elements of reciprocal compensation, we are pleased that the CPUC once again validated that ISP-bound traffic is subject to end office switching rates," said J. Shelby Bryan, chairman and chief executive officer of ICG.

"While we expect this recent decision to impact our reported 1999 financial results, our 2000 business plan and associated revenue remain intact as our 2000 plan does not include any revenue from tandem switching and common transport rate elements. We are on course to capture the enormous market opportunities available in serving Internet service providers, business customers and interexchange carriers through our highly valuable facilities-based network."

About ICG Communications

With headquarters in Englewood, Colo., ICG Communications, Inc. (NASDAQ: ICGX) is a competitive telecommunications provider of high-quality, integrated communications solutions. ICG offers local, long distance and enhanced telephony, and data communications to small- and medium-sized businesses in California, Colorado, Ohio, Texas, and the Southeastern United States. The company also provides high-speed data network capabilities and services to Internet service providers throughout the United States, using ICG's nationwide network. For further information on ICG, visit the company's Web site at http://www.icgcom.com.

Information and statements contained in this press release contain, expressed or implied, forward-looking disclosures that are based on the beliefs of management as well as assumptions made based on information currently available to management. These forward-looking statements and information involve risks and uncertainty, including, but not limited to, future demand for the company's services, general economic conditions, government regulations, competition and customer strategies, capital deployment, the impact of pricing and other risks and uncertainties. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, or expected. These risks are detailed from time to time in various reports filed by ICG with the SEC, including Form 10-K filed by ICG for the fiscal year ended December 31, 1998, Forms 10-Q filed for the quarters ended March 31 and June 30, 1999.

Contact:

    ICG Communications, Inc.
    Kate Varden, 303/414-5388
    (Vice President, Corporate Communications)